Marketing Consulting Agreement
                             made between
              Industrial Rubber Innovations, Inc.  (IRI)
                                 and
                         Petro-Rep Co.  (PRC)

     where hereby both parties agree to the following terms and conditions.

PRC will assist in the marketing of products to the oil industry in the United States for IRI. PRC will introduce IRI sales and technical staff to PRC's list of contacts, customers and manufacturers.

Either party can terminate this agreement after six months at any time for any reason whatsoever, including the attached sales projection summary and commission structure, in writing, without giving any notice to the other.

A. IRI will give PRC 2,500 shares of IRI common stock per month for the first six months after this agreement takes effect. At the end of six months IRI will give PRC a further bonus of 15,000 shares bringing the total amount of shares given to PRC to 30,000. At the end of 12 months and provided that this agreement has not been terminated by either party, IRI will give PRC a further bonus of 30,000 shares bringing the total amount of shares given to PRC to 60,000. These shares will be in the form of 144 stock and have a hold period of 12 months after the date of issue.

B. IRI will provide a continuing share and option package to PRC based on a 12 month, 24 month, and 36 month sales projection summary provided by IRI to PRC. The said share and option package will be determined by the sales projection summary and PRC meeting those projections.

C. It is further understood that PRC will remain on a buy-sell basis for the first six months after which IRI and PRC will discuss the possibility of Titus Gay becoming part of IRI.



           Projected Sales Summary and Commission Structure


IRI has set projected sales targets for PRC for 36 months. The sales targets are as follows:

PRC is expected to reach a sales target of $350,000 in the first 12 months, $600,000 in the second 12 months and $1,000,000 in the third 12 months from the date that this agreement is signed.

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1.  On sales generated in other parts of the United States, other than California, PRC will be paid a 20% commission on gross revenues that PRC services and a 5% commission on sales where PRC does not service but only makes an introduction to the end user.

2. On sales generated in other countries PRC will be paid on the same basis as in (1) above.

3. PRC will be compensated up to $2,500 per month on a pre-approved expense basis for the first six months.

4. In the event that IRI or PRC terminates this agreement or in the event of the death of Titus Gay, this agreement will survive Mr Gay for a period of ten years on 1 and 2 above and will be paid to his estate.

On all sales generated and serviced by PRC and at the end of each 12 month period, IRI will issue to PRC, shares of IRI common stock equal to 2.5% of the said sales. ie; If PRC generates $500,000 in gross revenues in the first 12 months then IRI will issue to PRC 12,500 shares. PRC is aware that all stock issued to PRC from IRI is 144 stock with a 12 month hold period before it is free trading.

PRC has the option of purchasing a further 50,000 shares of IRI common stock at the price of $1.00 per share for the 12 month period following the date this agreement is signed.

Although PRC is expected to reach targets as outlined above, IRI will issue stock to PRC on sales generated as per the example above whether or not PRC reaches the sales targets.

Dated this 21st day of June 1999.


Industrial Rubber Innovations Inc.                     Petro-Rep Co.


/s/ Steven Tieu                                       /s/ Titus Gay
Steven Tieu                                           Titus Gay
Director                                              President